                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

CMAC(R)
--------------------------------------------------------------------------------

CMAC INVESTMENT CORPORATION
1601 Market Street
Philadelphia, PA 19103
                                                                   April 7, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of CMAC Investment Corporation, which will be held at 1601 Market Street, 13th Floor, Philadelphia, PA 19103, at 10:00 a.m. on Wednesday, May 14, 1997.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

     Whether or not you plan to attend this meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is very important that your stock be represented at the meeting.

Sincerely,

/s/ Thomas J. Shelly Jr.
THOMAS J. SHELLY, JR.
Secretary

                          CMAC INVESTMENT CORPORATION
                               1601 Market Street
                             Philadelphia, PA 19103
                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 14, 1997
                            ------------------------

TO THE STOCKHOLDERS OF
CMAC INVESTMENT CORPORATION:

     Notice is hereby given that the annual meeting of the stockholders of CMAC Investment Corporation, a Delaware corporation (hereinafter the "Company"), will be held at 1601 Market Street, 13th Floor, Philadelphia, PA, on Wednesday, May 14, 1997 at 10:00 a.m., local time, for the following purposes:

        1. To elect three directors for terms of three years each, and until their successors shall be elected and qualified.

        2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 17, 1997 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders will be available for inspection during normal business hours from April 29, 1997 through May 14, 1997 at the offices of the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103.

                                          By Order of the Board of Directors

                                          THOMAS J. SHELLY, JR.
                                          Secretary

Philadelphia, PA
April 7, 1997

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                          CMAC INVESTMENT CORPORATION
                               1601 Market Street
                             Philadelphia, PA 19103

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 14, 1997

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMAC Investment Corporation (hereinafter the "Company"), for use at the 1997 annual meeting of stockholders to be held at 1601 Market Street, 13th Floor, Philadelphia, PA, on Wednesday, May 14, 1997 at 10:00 a.m., local time, and at any adjournments thereof. This Proxy Statement and the accompanying Proxy Card are expected to be distributed to stockholders on or about April 7, 1997.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, Corporate Investor Communications, Inc., Carlstadt, New Jersey, a proxy solicitation firm, has been employed to solicit proxies by mail, telephone or personal solicitation. It is anticipated that the fees to be paid to Corporate Investor Communications by the Company will not exceed $10,000. Proxies may also be solicited by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company will also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will, upon request, reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to stockholders for the year ended December 31, 1996, including audited financial statements, is being mailed to stockholders with this Proxy Statement but does not constitute a part of this Proxy Statement.

                             PURPOSE OF THE MEETING

     At the annual meeting, the stockholders will be asked to (i) elect three directors to hold office as provided by law and the by-laws of the Company, (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997, and (iii) transact such other business as may properly come before the meeting.

                             VOTING AT THE MEETING

     Holders of the shares of common stock of the Company ("Common Stock"), of record at the close of business on March 17, 1997 are entitled to vote at the meeting. As of that date, 22,426,504 shares of Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve and ratify (i) the appointment of Deloitte & Touche LLP, or (ii) to take action with respect to any other matter as may be properly brought before the meeting.

     With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Abstentions may be specified on the proposals to ratify the Company's auditors. Abstentions may not be specified for the election of directors. Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast in the affirmative.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors and the ratification of the appointment of Deloitte & Touche LLP if they have not received instructions from a beneficial owner. Assuming that sufficient shares are present (so that a quorum may be obtained) for each proposal, a failure by brokers to vote those shares will have no effect in the outcome of the election of directors or the approval of any proposal at the meeting because such shares will not be considered shares present and entitled to vote with respect to such matters.

     Shares cannot be voted at the meeting unless the holder of record is present in person or is represented by proxy. The enclosed Proxy Card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed Proxy Card will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Execution of the accompanying Proxy Card will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the meeting, or by executing a later-dated proxy that is received by the Company before the meeting.

     YOUR PROXY VOTE IS IMPORTANT TO THE COMPANY. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT (THE BANK OF NEW YORK) IN THE NAME OF A BROKER, BANK OR OTHER CUSTODIAN, NOMINEE OR FIDUCIARY, YOU MUST SECURE A PROXY FROM SUCH PERSON ASSIGNING YOU THE RIGHT TO VOTE YOUR SHARES.

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms. Each class is as equal in size as possible. Each class holds office for a term of three years and until the election and qualification of their respective successors or until their earlier removal or resignation.

     Three directors are to be elected at the 1997 annual meeting. The terms of three current directors, Frank P. Filipps, James C. Miller and Anthony W. Schweiger, will expire at the 1997 annual meeting. The Board of Directors has nominated these three current directors for election as directors of the Company for terms of office that would expire in 2000. The remaining six directors will continue to serve in accordance with their prior election or appointment.

     The nominees have consented to be named and to serve if elected or confirmed. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby FOR the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; however, if this should not be the case, the proxies may be voted for any substitute nominee to be designated by the Board of Directors.

     The three directors are to be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR each of the nominees.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINEES

     Article Fifth of the Amended and Restated Certificate of Incorporation of the Company prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by or pursuant to the by-laws, is filed with the Secretary of the Company no later than the time fixed by, or pursuant to, the by-laws immediately preceding the annual or special meeting at which such person is to be a candidate for director.

     Section 4.13(b) of the Company's by-laws provides that any stockholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors with certain exceptions. This notice must contain or be accompanied by the following information:

          (a) the name and residence of the stockholder who intends to make the nomination;

          (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

          (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;

          (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

          (e) the consent of each nominee to serve as a director of the Company.

     Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Secretary of the Company no later than April 23, 1997.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS
AND REGARDING CONTINUING DIRECTORS

     The information provided herein as to personal background has been provided by each director and nominee as of March 15, 1997.

                          NOMINEES FOR ELECTION AT THE
                            1997 ANNUAL MEETING FOR
                             TERMS EXPIRING IN 2000

FRANK P. FILIPPS...........  Mr. Filipps joined the Company and Commonwealth
                             Mortgage Assurance Company, the Company's operating subsidiary ("CMAC"), as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of the Company and CMAC in 1994. In January 1995 he became President of the Company and Chairman of the Board, President and Chief Executive Officer of CMAC. In January 1996 Mr. Filipps was named Chief Executive Officer of the Company. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Imperial Credit Mortgage Holdings since November 1995. He has been a director of the Company since May 1995. Age: 49.

JAMES C. MILLER............  Mr. Miller was President of the Company from July
                             1992 through December 1994. He served as President and Chief Operating Officer and a director of CMAC from October 1983 until August 1992. From August 1992 through December 1994 he served as Chairman of the Board, President and Chief Executive Officer of CMAC. He has been a director of the Company since July 1992. Age: 66.

ANTHONY W. SCHWEIGER.......  Mr. Schweiger is an independent consultant providing specialized management services for turnaround situations and complex operations problems for a variety of businesses. He was Managing Director of the Stafford Companies, an investment banking firm, from November 1994 until April 1995. From November 1993 through August 1994 he served as the Executive Vice President of First Advantage Mortgage Corporation, a mortgage banking company. Prior to that he served as President and Chief Executive Officer of Meridian Mortgage Corporation, a mortgage banking company, from 1987 until December 1992. He has been a director of the Company since November 1992. Age: 55.

                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 1999

DAVID C. CARNEY............  Mr. Carney has been the Executive Vice President of
                             Jefferson Health Systems since October 1996. From April 1995 until October 1996 he was Chief Executive Officer of D.C. Carney Consulting Service. He served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company from April 1991 until April 1995. He has been a director of the Company since November 1992. Age: 59.

RONALD W. MOORE............  Mr. Moore has been an Adjunct Professor of Business
                             Administration, Graduate School of Business
                             Administration, Harvard University since 1990. He is a director of Orion Capital Corporation. Mr. Moore has been a director of the Company since November 1992. Age: 51.

CLAIRE M. FAGIN............  Dr. Fagin is an independent consultant. She was the
                             Leadership Professor and Dean Emeritus of the School of Nursing, University of Pennsylvania 1992 until June 1996. She had been associated with the University of Pennsylvania since 1977, where she served as Interim President from 1993 to 1994. From 1977 through 1992 she was the Dean of the School of Nursing of the University of Pennsylvania. She is a director of Salomon Inc and serves on the Advisory Committee of Provident Mutual Life Insurance Company where she retired from her directorship in December 1996. She has been a Director of the Company since July 1994. Age : 70.

                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 1998

HERBERT WENDER.............  Mr. Wender has served as Chairman of the Board of
                             Directors of the Company since August 1992. He was Chairman of the Board and Chief Executive Officer of CMAC from June 1983 until July 1992. Mr. Wender has been Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company ("Commonwealth"), a title insurance company, since June 1983. He has been a director of the Company since July 1992. Age: 59.

JAMES W. JENNINGS..........  Mr. Jennings has been a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP (which firm is counsel to the Company) since 1970. He has been a director of the Company since January 1993. Age: 60.

ROBERT W. RICHARDS.........  Mr. Richards was Chairman of the Board of Directors
                             of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 to 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of the Company since November 1992. Age: 54.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company believes that during the year ended December 31, 1996 its directors and executive officers complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934. The foregoing statement is based solely upon a review of copies of reports furnished to the Company and written representations of its directors and executive officers that no other reports were required.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table indicates, as of February 15, 1997, information relating to each person known to be the beneficial owner of more than five percent (5%) of the Company's Common Stock.

                                       SHARES                       VOTING POWER       INVESTMENT POWER
                                     BENEFICIALLY    PERCENT     ------------------   ------------------
     NAME AND BUSINESS ADDRESS       OWNED(1)(2)   OF CLASS(3)    SOLE     SHARED      SOLE     SHARED
-----------------------------------  -----------   -----------   ------   ---------   ------   ---------
Morgan Stanley Group Inc. .........  1,383,410        6.18%       -0-     1,383,410    -0-     1,383,410
1585 Broadway New York, New York
10036

---------------
(1) All the information in the table is presented in reliance on information disclosed by the named individual and group in Schedule 13G, filed with the Securities and Exchange Commission reporting as of February 15, 1997 as amended.

(2) Van Kampen American Capital Asset Management Incorporated, a registered investment advisor and wholly owned subsidiary of Morgan Stanley Group Inc. is the beneficial owner of 1,295,060 of the shares reported as a result of serving as investment manager with respect to various investment accounts.

(3) The percentage has been determined based upon the number of shares outstanding as of December 31, 1996.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

     The following table sets forth, as of January 22, 1997, all shares of Common Stock of the Company which are deemed to be beneficially held by each director of the Company, its Chief Executive Officer, the next four most highly compensated executive officers of the Company, and the directors and all current executive officers of the Company as a group.

                                                                     NUMBER OF
                                                                       SHARES        PERCENTAGE
                                                                    BENEFICIALLY         OF
                        BENEFICIAL OWNER                           OWNED(1)(2)(4)     CLASS(5)
-----------------------------------------------------------------  --------------    -----------
Herbert Wender...................................................      213,500            *
Frank P. Filipps.................................................       87,951            *
James C. Miller..................................................       58,949(3)(6)      *
Douglas J. MacLeod...............................................       61,671            *
Paul F. Fischer..................................................       68,850            *
C. Robert Quint..................................................       42,984            *
Harry A. Levine..................................................       16,795(7)         *
David C. Carney..................................................       14,600            *
James W. Jennings................................................       13,600            *
Ronald W. Moore..................................................       13,000            *
Anthony W. Schweiger.............................................       14,000            *
Robert W. Richards...............................................       12,500            *
Claire M. Fagin..................................................        6,000            *
All directors and current executive officers as a group (14
  persons).......................................................      663,043          2.96%

---------------
(1) Shares are "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares which such person has the right to acquire beneficial ownership of within 60 days. Directors and officers have sole voting and investment powers of the shares shown unless otherwise indicated

(2) Includes shares of Common Stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of January 31, 1997, as to which the employee has dispositive power, as follows: Mr. Filipps -- 1,451 shares, Mr. MacLeod -- 1,671 shares, Mr. Fischer -- 1,850 shares, Mr. Levine -- 4,711 shares, and Mr. Quint -- 2,584 Shares, and current executive officers as a group -- 13,910 shares.

(3) Includes shares of Common Stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of January 31, 1997, which Mr. Miller accumulated during his time as an employee of the Company. Under the CMAC Investment Corporation Savings Incentive Plan Mr. Miller has dispositive power as to 3,749 shares held therein.

(4) Shares adjusted to reflect acquisition of additional shares due to 2-for-1 stock split which occurred December 2, 1996.

(5) "*" indicates less than one percent of class.

(6) Includes 200 shares owned by Mr. Miller's daughter as to which he disclaims beneficial ownership.

(7) Includes 1,000 shares owned by Mr. Levine as trustee for his father as to which Mr. Levine disclaims beneficial ownership.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company met on four occasions during the period January 1, 1996 through December 31, 1996. The by-laws of the Company provide that the Board of Directors, by a resolution adopted by a majority of the entire Board, may designate an Executive Committee or other committees, each of which shall consist of one or more directors. In addition to the Executive Committee, the Board of Directors has the following standing committees: Stock Option and Compensation Committee, Audit Committee, Nominating Committee and Investment Committee. Each director participated in every Board of Directors meeting held during 1996. Each director participated in at least 75% of the meetings of the committees that such director serves on.

     EXECUTIVE COMMITTEE. For the year ended December 31, 1996, the Executive Committee was composed of Messrs. Wender (Chairman), Carney, Schweiger and Filipps. This Committee exercises such management functions as may be delegated to it by the Board of Directors. The Executive Committee did not meet during the period from January 1, 1996 through December 31, 1996.

     STOCK OPTION AND COMPENSATION COMMITTEE. For the year ended December 31, 1996, the Stock Option and Compensation Committee was composed of three non-employee directors, Messrs. Richards (Chairman), Moore and Dr. Fagin. This Committee is responsible for administering the Company's 1992 Stock Option Plan and 1995 Equity Compensation Plan, and for setting compensation for the Company's senior managers. The Stock Option and Compensation Committee met two times during the period January 1, 1996 through December 31, 1996.

     AUDIT COMMITTEE. For the year ended December 31, 1996, the Audit Committee was composed of three non-employee directors, Messrs. Carney (Chairman), Jennings and Schweiger. This Committee is responsible for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the financial results of the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial controls. The Audit Committee met four times during the period between January 1, 1996 and December 31, 1996.

     NOMINATING COMMITTEE. For the year ended December 31, 1996, the Nominating Committee was composed of four non-employee directors, Messrs. Schweiger (Chairman), Carney, Jennings and Miller. This Committee is responsible for identifying and recommending to the Company's stockholders nominees to the Company's Board of Directors. The Nominating Committee considers nominees who are recommended by stockholders as additional members of the board or to fill vacancies on the board. Stockholders desiring to submit the names of, and any pertinent data with respect to, such nominees should send this information, in writing, to the Chairman of the Nominating Committee, Mr. Anthony W. Schweiger, in care of the Company. The Nominating Committee met one time during the period between January 1, 1996 and December 31, 1996. See "ELECTION OF
DIRECTORS -- Requirements for Advance Notification of Nominees".

     INVESTMENT COMMITTEE. For the year ended December 31, 1996, the Investment Committee was composed of Messrs. Moore (Chairman), Filipps, Miller, Richards and Dr. Fagin. The Investment Committee is responsible for monitoring the Company's investment portfolio. The Investment Committee met four times during the period January 1, 1996 through December 31, 1996.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company as of March 31, 1997. The executive officers of the Company are elected annually by the Board of Directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal.

Herbert Wender................  Mr. Wender has served as Chairman of the Board of the
                                Company since August 1992. He was Chairman of the Board and
                                Chief Executive Officer of CMAC from June 1983 until July
                                1992. Mr. Wender has been Chairman of the Board and Chief
                                Executive Officer of Commonwealth since June 1983. He has
                                been a director of the Company since July 1992. Age: 59.

Frank P. Filipps..............  Mr. Filipps joined the Company and Commonwealth Mortgage
                                Assurance Company, the Company's operating subsidiary
                                ("CMAC"), as Senior Vice President and Chief Financial
                                Officer in November 1992, and became Executive Vice
                                President and Chief Operating Officer of the Company and
                                CMAC in 1994. In January 1995 he became President of the
                                Company and Chairman of the Board, President and Chief
                                Executive Officer of CMAC. In January 1996 Mr. Filipps was
                                named Chief Executive Officer of the Company. From 1975
                                until October 1992 he was an executive with American
                                International Group, Inc., an insurance holding company,
                                serving as Vice President and Treasurer from 1989 to 1992.
                                He has been a director of Imperial Credit Mortgage Holdings since November 1995. He has been a director of the Company since May 1995. Age: 49.

Paul F. Fischer...............  Mr. Fischer was named Vice President, Risk Management of
                                CMAC in June 1990 and was named Senior Vice President, Risk
                                Management in June 1991. He was named a Vice President of
                                the Company in January 1993. He served as Vice President,
                                Administration and Controller of CMAC from April 1985 until
                                June 1990. Age: 42.

Harry A. Levine...............  Mr. Levine was named Senior Vice President of CMAC in
                                February 1995. From 1988 to 1995 Mr. Levine served as Vice
                                President, Regional Sales Manager of CMAC. From 1973 to 1988
                                Mr. Levine served as Vice President, Sales for Verex
                                Assurance, Inc., a mortgage guaranty insurer. Age: 63

Douglas J. MacLeod............  Mr. MacLeod was named as Senior Vice President, Marketing of
                                CMAC in January 1997. From June 1991 to January 1997 he was
                                Senior Vice President, Marketing and National Sales Manager
                                of CMAC. He was named a Vice President of the Company in
                                January 1993. From 1985 until March 1991 he served as a
                                corporate officer of Financial Insurance Guaranty Company, a financial guaranty company, in the areas of sales, marketing and new product development. Age: 50.

C. Robert Quint...............  Mr. Quint was named Senior Vice President and Chief
                                Financial Officer of the Company and CMAC in January 1996.
                                He joined CMAC as Vice President, Administration and
                                Controller in August 1990. In July 1992 he became Vice
                                President, Administration and Controller of the Company. In
                                January 1995, he was named Vice President, Finance and
                                Controller of the Company and CMAC. From June 1987 until
                                August 1990 he served as an Assistant Controller for
                                Reliance Development Group, a commercial real estate
                                developer. Age: 37.

William W. Carroll............  Mr. Carroll was named Senior Vice President, National Sales
                                Manager of CMAC in January 1997. From 1986 through 1997 he served various senior level positions within the mortgage
                                banking industry, most recently at Barnett Bank as a Senior
                                Consultant. Age: 59.

Thomas J. Shelly, Jr..........  Mr. Shelly joined CMAC as Vice President and Corporate
                                Counsel in November 1986 and was named Vice President,
                                Secretary and General Counsel of CMAC in June 1989. He
                                became Vice President, Secretary and General Counsel of the
                                Company in July 1992. Age: 43.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Directors of the Company who do not serve as executive officers of the Company receive an annual fee for their services of $12,000, a $2,000 annual fee for serving as a Chairman of a Committee, and a $1,500 fee for each Board of Directors meeting attended. In addition, non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with a Board of Directors or Committee meeting. Directors who are employees do not receive additional compensation for such service.

     Each new non-employee director automatically receives, at the time of such director's election, an option to acquire 4,500 shares of Common Stock of the Company at the fair market value of such Common Stock on the date of the grant. Thereafter, non-employee directors receive an additional grant of options to purchase 4,500 shares for each three-year period of service on the board of directors completed. These options become vested and exercisable in 1,500 share installments on each of the first, second and third anniversaries of the date of the grant, provided that the optionee is a director of the Company on such anniversary dates. Options are exercisable for ten years after the date of the grant, provided that the optionee remains a director of the Company. The exercise price of such options is 100% of the fair market value of the Common Stock on the date of the grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for the years ended December 31, 1994, 1995 and 1996 as to the compensation of (i) the Chief Executive Officer of the Company, and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                AWARDS
                                                                             ------------
                                                     ANNUAL COMPENSATION      SECURITIES     ALL OTHER
                NAME AND                            ---------------------     UNDERLYING      COMPEN-
           PRINCIPAL POSITION              YEAR     SALARY(1)     BONUS       OPTIONS(2)     SATION(3)
-----------------------------------------  ----     ---------    --------    ------------    ---------
Frank P. Filipps.........................  1996     $ 250,000    $250,000             0       $ 7,500
President & CEO                            1995     $ 219,038    $265,000        40,000       $ 7,500
                                           1994     $ 158,462    $200,000       105,000       $ 7,500
Douglas J. MacLeod.......................  1996     $ 185,000    $173,000             0       $ 7,500
Sr. V.P. Marketing -- CMAC                 1995     $ 174,224    $210,000        20,000       $ 7,500
                                           1994     $ 158,462    $170,000        80,000       $ 7,500
Paul F. Fischer..........................  1996     $ 165,000    $165,000             0       $ 7,500
Sr. V.P. Risk Management -- CMAC           1995     $ 149,417    $180,000        20,000       $ 7,471
                                           1994     $ 118,000    $120,000        80,000       $ 5,900
Harry A. Levine..........................  1996     $ 168,000    $151,200             0       $ 7,500
Sr. V.P. -- CMAC                           1995     $ 152,498    $160,000        16,000       $ 7,500
C. Robert Quint..........................  1996     $ 160,000    $160,000             0       $ 7,500
Sr. V.P.                                   1995     $ 119,541    $108,000        16,000       $ 5,977
                                           1994     $  94,769    $ 60,000        40,000       $ 4,738

---------------

(1) Includes salary deferrals and employee contributions to the Company's Savings Incentive Plan.

(2) Previously granted shares have been adjusted to reflect the 2-for-1 stock dividend that occurred December 2, 1996.

(3) Includes matching contributions by the Company under the Savings Incentive Plan.

     The following table sets forth certain information concerning exercises of stock options during the year ended December 31, 1996 and the value of unexercised stock options at December 31, 1996 for (i) the Chief Executive Officer of the Company, and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

              AGGREGATED OPTION/EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/VALUES(1)

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                          SHARES                         DECEMBER 31, 1996             DECEMBER 31, 1996
                         ACQUIRED         VALUE      --------------------------   ----------------------------
         NAME           ON EXERCISE     REALIZED     EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------  -----------    -----------   -----------  -------------   -------------  -------------
Frank P. Filipps......          0      $         0      71,250       118,750      $1,829,765.63  $2,328,046.88
Paul F. Fischer.......          0      $         0      56,000        80,000      $   1,441,500  $   1,620,000
Harry A. Levine.......      3,000(2)   $ 64,687.50       9,334        25,000      $  242,112.25  $  433,031.25
Douglas J. MacLeod....     10,000(2)   $200,625.00      50,000        80,000      $   1,275,000  $   1,620,000
C. Robert Quint.......          0      $         0      34,000        46,000      $     887,250  $     897,750

---------------
(1) At December 31, 1996 the closing price of a share of Common Stock on the New York Stock Exchange was $36.75.

(2) Previously granted shares have been adjusted to reflect the 2-for-1 stock dividend that occurred December 2, 1996.

CHANGE OF CONTROL AGREEMENTS

     See "CERTAIN TRANSACTIONS" for a description of change of control agreements between the Company and its executive officers.

PENSION PLAN

     The Board of Directors of the Company has established the CMAC Investment Corporation Pension Plan (the "Pension Plan").

     The Pension Plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. All salaried and hourly employees of the Company are eligible to participate in the Pension Plan upon the attainment of 20 1/2 years of age and one year of eligibility service. A participant is generally fully vested after five years of service subsequent to age 18.

     The amount of the annual normal retirement benefit of a participant is the sum of (i) 1.1% of his average base salary for the five consecutive calendar years for which such average is highest ("Average Annual Salary") multiplied by his number of years of credited service not in excess of 35 years, plus (ii) 0.5% of the participant's Average Annual Salary in excess of the average of the annual Social Security taxable wage bases in effect for each of the 35 calendar years ending with the calendar year in which he attains Social Security retirement age multiplied by his number of years of credited service not in excess of 35 years, plus (iii) 0.5% of the participant's Average Annual Salary multiplied by his number of years of credited service in excess of 35 years.

     The following table sets forth the approximate annual pension that a full-time employee, including an executive officer, may receive under the Pension Plan, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Average Annual Salary and years of credited service. The following table assumes that the Company was in existence for the entire year of 1992.

                               PENSION PLAN TABLE

YEARS OF                                                REMUNERATION
CREDITED     ---------------------------------------------------------------------------------------------------
SERVICE      $100,000     $125,000     $150,000     $175,000     $200,000     $225,000     $250,000     $275,000
--------     --------     --------     --------     --------     --------     --------     --------     --------
    5          7,250        9,250       11,250       12,050       12,050       12,050       12,050       12,050
   10         14,500       18,500       22,500       24,100       24,100       24,100       24,100       24,100
   15         21,750       27,750       33,750       36,150       36,150       36,150       36,150       36,150
   20         29,000       37,000       45,000       48,200       48,200       48,200       48,200       48,200
   25         36,250       46,250       56,250       60,250       60,250       60,250       60,250       60,250
   30         43,500       55,050       67,500       72,300       72,300       72,300       72,300       72,300
   35         50,750       64,750       78,750       84,350       84,350       84,350       84,350       84,350

     For the year ended December 31, 1996, the base salary for purposes of the Pension Plan for the executive officers named in the Summary Compensation Table is set forth in the salary column of the Summary Compensation Table. The credited years in service as of December 31, 1996 for each such executive officer is as follows: Mr. Filipps -- 4 years; Mr. Fischer -- 20 years; Mr. MacLeod -- 5 years; Mr. Levine -- 9 years; Mr. Quint -- 7 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Robert W. Richards, a member of the Stock Option and Compensation Committee of the Board of Directors was Chairman of the Board of Directors of Source One Mortgage Services Corporation, a mortgage banking company and a customer of CMAC. In 1996 CMAC received premiums (net of refunds) of approximately $93,900 relating to loans originated by Source One Mortgage Services Corporation (and affiliates).

                             EXECUTIVE COMPENSATION

STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Stock Option and Compensation Committee (the "Committee") has provided the following report on executive compensation for the year ended December 31, 1996:

COMPENSATION PHILOSOPHY

     The Committee believes that the Company's executive compensation program should be closely related to the services that the executives deliver to the Company and the value such services bring to the stockholders of the Company.

     The Committee believes an executive's compensation should be based, in part, on the achievement by the Company of certain specified financial objectives and, in part, on the achievement by the executive of specific, individual objectives. The Company's financial objectives are recommended by management and are approved by the Stock Option and Compensation Committee and further ratified by the full Board of Directors. Achievement of both the corporate and individual objectives should lead to improved performance and greater value to the stockholders.

EXECUTIVE OFFICERS

     The Company's executive compensation program is comprised of three components: (i) annual base salary; (ii) annual bonus; and (iii) long-term equity incentives. The variable portions of the executive compensation program (annual bonus and stock options) are directly tied to the Company's results of operations. The annual bonus has been designed to recognize shorter-term results while awards of stock options have been implemented to recognize sustained corporate growth and profitability. The annual bonus plan is designed to reflect the achievement of specific individual and corporate goals and objectives including specific net income and return on equity targets. The amount of the annual bonus actually awarded to an executive officer is dependent on the meeting or exceeding of specific targets which are developed at the beginning of each year by the executive and the Company. Failure to reach the targeted goals results in lower annual bonus awards and may, in the appropriate circumstances, result in no award. Since the attainment of the goals and objectives of the Company leads to increased stockholder returns, the annual bonus plan creates a direct relationship between executive compensation and the creation of additional value for the stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Filipps' annual compensation is fixed by the Committee. The Committee may grant periodic salary increases, if warranted, after a review of Mr. Filipps' performance and an assessment of the competitiveness of Mr. Filipps' current base salary. The award of an annual bonus recognizes Mr. Filipps' contributions to the Company's overall results. Contributions are measured against specific goals and objectives which are established by the Committee at the beginning of each year. The Committee considers the Company's return on equity, combined ratio, market share, growth in earnings and revenue, reduction in expenses, increases in profitability, as well as Mr. Filipps' individual goals and objectives.

ANNUAL BASE SALARY

     The annual base salary levels for the Company's executive officers (excluding the Chairman of the Board) are intended to be competitive with salaries for executive officers in comparable industries with similar levels of responsibility. The Company believes the salaries are competitive. Salaries paid to executive officers are fixed by the Committee. The Committee grants periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive's current salary.

ANNUAL BONUS

     The award of an annual bonus recognizes the individual contributions of an executive officer to the Company's overall results of operations. Contributions are measured against specific goals and objectives established at the beginning of the year for each executive officer and the Company. Among the factors considered are the Company's return on equity, combined ratio, market share, growth in earnings and revenue, reduction in expenses, increases in productivity, etc. Individual objectives are based on the executive's position with the Company or an affiliate.

     The President and the next three most highly compensated executive officers of the Company are eligible for bonuses of 100% of their annual base salary. A bonus in excess of 100% may be awarded at the discretion of the Board of Directors.

     In addition to the bonus eligibility of the highly compensated executive officers as indicated above, the remaining executive officers of the Company have the opportunity to earn annual bonuses ranging from 50% to 75% of their annual base salary.

     The Chairman and the President of the Company review the performance of all executive officers and make specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. The amount of the annual bonus is dependent upon achieving specific goals and objectives.

LONG-TERM EQUITY INCENTIVE

     The Company's 1992 Stock Option Plan and 1995 Equity Compensation Plan provide the Company the opportunity to reward the contributions of key employees -- executive officers and others. In 1994, the Company undertook a review of the compensation practices of corporations similar in size and/or business to the Company. Based on this review, the Chief Executive Officer and the President determined that the use of stock option awards based on salary levels was the best method of long-term incentive compensation of executive officers, and one that would ensure that the executive officers hold equity stakes in the Company. The Company's management modified the existing stock option grant guidelines and suggested that the Committee adopt these modifications. Based upon the review and management's recommendations, the Committee approved guidelines that provide for stock option grants to executive officers (and key employees) upon the occurrence of one (or more) of the following events: (i) initial employment, (ii) promotion to a new, higher level position with increased responsibility and accountability, and/or (iii) the attainment of specific goals and objectives by an executive officer and the Company. Pursuant to these guidelines, the President recommends the number of stock options to be granted to an executive officer (or key employee) and presents this recommendation to the Committee along with supporting data for its review and approval. The President may make a recommendation to the Committee that deviates from the guidelines in appropriate circumstances.

     The Committee reviews the individual performance of Messrs. Wender and Mr. Filipps. Mr. Filipps reviews the performances of Messrs. Fischer, Levine, MacLeod and Quint, and the performances of the remaining executive officers of the Company and makes specific recommendations to the Committee regarding eligibility for and the amount of stock options to be granted to those executive officers (and key employees) of the Company he feels have made significant contributions to the Company's results of operations.

     The Committee evaluates the performance of the Company during a calendar year by examining a number of factors including the Company's competitive position in the mortgage insurance industry, growth in earnings, return on equity and other specific corporate goals and objectives. The Committee also examines the recommendations of the Chief Executive Officer. The Committee grants, subject to approval and ratification by the Board of Directors, stock options to the Chief Executive Officer and other executive officers and key employees.

     None of the executive officers named in the "Summary Compensation Table" received a stock option grant during the year ended December 31, 1996. However, on January 20, 1997, the following executive officers of the Company were granted options to purchase shares of Common Stock: Mr. Filipps -- 25,000 shares, Mr. Fischer -- 16,500 shares, Messrs. MacLeod and Quint -- 15,000 shares each, and Mr. Levine -- 10,000 shares. The executive officers of the Company as a group were granted options to purchase 85,500 shares in total. These options vest 25% per year beginning January 21, 1999, and were granted at an option price of $32.50 per share, the closing price of the Common Stock on the New York Stock Exchange on January 20, 1997.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's Chief Executive Officer and the four next most highly compensated executive officers except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The amendments for the 1992 Stock Option Plan approved at the 1995 Annual Meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). The 1995 Equity Compensation Plan, approved at the 1995 Annual Meeting, was drafted to comply with Section 162(m). The Company currently has no other executive compensation programs that would be impacted by Section 162(m).

             MEMBERS OF THE STOCK OPTION AND COMPENSATION COMMITTEE

                         Robert W. Richards (Chairman)
                                Claire M. Fagin
                                Ronald W. Moore

                         TOTAL STOCKHOLDER RETURN GRAPH

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years or such shorter period of time as the Company has been publicly traded. The Company became a publicly-traded company on October 30, 1992 when its initial public offering commenced. The following compares the total return to stockholders of (i) a $100 investment in the Company's Common Stock, (ii) the Standard and Poor's 500, and (iii) a peer group constructed by the Company for the period October 30, 1992 through December 31, 1996. The three companies in the peer group, MGIC Investment Corporation, a publicly-traded mortgage insurance company, Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac") have been selected because their core businesses involve residential mortgage lending.

     Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end of the beginning of the period, by (ii) the share price at the end of the period.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

        MEASUREMENT PERIOD            CMAC INVESTMENT
      (FISCAL YEAR COVERED)             CORPORATION           S&P 500           PEER GROUP
10-30-92                                           100                 100                 100
1992                                            145.83              104.67              114.31
1993                                            155.25              115.22              120.70
1994                                            162.72              116.74              119.10
1995                                            249.16              160.61              205.49
1996                                            417.63              197.49              263.23

(1) 1992 Returns were calculated from October 31, 1992 to December 31, 1992. Prepared by Standard & Poor's Compustat, a division of McGraw-Hill, Inc.

(2) Assumes a starting price of $9.00 per share for the Common Stock of the Company which is equal to the initial public offering price of the Common Stock on October 30, 1992, as adjusted to reflect the 2-for-1 stock dividend that occurred December 2, 1996.

(3) The return for the peer group for the periods shown assumes the base period of October 30, 1992 to be equal to $100.00 and is calculated by weighing the returns for each company in the peer group by the market capitalization at the beginning of the periods shown.

(4) Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the above graph.

                              CERTAIN TRANSACTIONS

     Prior to the Company's initial public offering in October 1992 (the "Offering"), the Company and CMAC were indirect subsidiaries of Reliance Group Holdings, Inc. ("Reliance"). Mr. Wender, Chairman of the Board of the Company, is Chairman of the Board and Chief Executive Officer of Commonwealth, an indirect subsidiary of Reliance.

     Concurrently with the Offering, Commonwealth purchased 800,000 shares of the Company's $4.125 Preferred Stock (the "Preferred Stock") for an aggregate purchase price of $40.0 million. Dividends on the Preferred Stock are payable quarterly and for the year ended December 31, 1996 totaled $3.3 million. The Preferred Stock is redeemable at the option of the Company at $54.125 per share beginning August 15, 2002 and declining to $50.00 per share, in ten annual installments of 72,000 shares beginning in 2002 and the remaining 80,000 shares in 2012. In the event that dividends on the Preferred Stock are in arrears and unpaid in an amount equal to six quarterly dividends, the size of the Company's Board of Directors will be increased by two to permit the holders of the Preferred Stock, voting separately as a class, to elect two directors. These voting rights may not be exercised by Reliance or any affiliate thereof. The Company may not consummate any Fundamental Transaction (defined as a merger, consolidation, sale of assets or similar transaction on which the holders of the Common Stock are entitled to vote) unless such transaction is approved by two-thirds of the outstanding shares of the Preferred Stock. In connection with the sale of Preferred Stock, the

Company granted to Commonwealth certain rights to register the Preferred Stock under the Securities Act of 1933, as amended.

     In July 1992, the Company entered into an agreement with Commonwealth for the sublease of approximately 19,000 square feet of office space in Philadelphia for the Company's headquarters. In August 1993, the Company relocated its operations in Philadelphia to a new location. In connection with the relocation, the Company and Commonwealth entered into an agreement under which the Company leased the 19,000 square feet of office space back to Commonwealth. The Company's obligation to Commonwealth under these arrangements terminated in May, 1996 with a net cost for 1996 to the Company of $95,165.

     The Company has entered into change of control agreements with each of Messrs. Filipps, Fischer, Levine, MacLeod, Quint and Shelly effective January 25, 1995. The change of control agreements have initial terms of three years and upon expiration of such period will be automatically extended for successive one-year terms, unless terminated by either party.

     The change of control agreements provide that in the event that, within two years after a "change in control" or "merger" (as defined in the agreements) of the Company or CMAC, the executive's employment is terminated (i) by the Company for any reason other than (1) the executive's continued illness, injury or incapacity for a period of twelve consecutive months or (2) for "cause", which shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole, or (ii) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to 2.0 times (1) the executive's average annual cash compensation for the immediately preceding five-year period plus (2) the maximum bonus eligibility for the year in which a termination occurs. Additionally, upon a change of control (as defined in the agreements), all options not then vested would fully vest, and any restricted stock previously granted to the executive which has not yet vested or become freely transferable would become fully vested and freely transferable.

     The Company entered into an employment agreement with Mr. Wender effective August 2, 1992. This agreement had an initial term of two years and upon the expiration of such period is automatically extended for successive one year terms unless terminated by either party. Mr. Wender will receive a base salary of $100,000, subject to periodic increase at the discretion of the Board of Directors; Mr. Wender is also entitled to such incentive compensation as the Board of Directors may elect. This agreement may be terminated by the Company in the event (i) the death of Mr. Wender, (ii) the continued mental or physical incapacity of Mr. Wender over a period of six months, (iii) a material breach by Mr. Wender of the employment agreement, (iv) willful and material misconduct by Mr. Wender, or (v) willful failure of Mr. Wender to perform his duties after a written demand for substantial performance. Mr. Wender may also terminate his employment agreement in certain limited circumstances, such as demotion, involuntary transfer or diminution of bonus or incentive programs. The Company has agreed to indemnify Mr. Wender against suits based on his actions as a director of the Company to the fullest extent permitted by Delaware law, including the advancement of expenses in certain circumstances. Mr. Wender's employment agreement provides that in the event of a "change of control" or "merger" (as defined in the agreement) of the Company or CMAC, Mr. Wender's employment is terminated (i) by the Company for any reason other than those set forth above or (ii) by Mr. Wender in the event of relocation or certain specified adverse changes in employment status and compensation, Mr. Wender would be entitled to a lump-sum cash payment equal to 200% of his then current base salary.

                       STOCKHOLDER APPROVAL OF SELECTION
                            OF INDEPENDENT AUDITORS

     On January 21, 1997, the Board of Directors of the Company, acting upon the recommendation of the Audit Committee, selected the firm of Deloitte & Touche LLP as the independent auditors to audit the books, records and accounts of the Company for the current fiscal year, subject to ratification by the Company's stockholders. Deloitte & Touche LLP also served as the Company's independent auditors for the year ended December 31, 1996.

     Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR this proposal. It is understood that even if the selection of Deloitte & Touche LLP is ratified, the Board, at its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     The Company has requested that a representative of Deloitte & Touche LLP attend the 1997 annual meeting of stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder's questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their best judgment.

                         STOCKHOLDER PROPOSALS FOR THE
                              1998 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities Exchange Commission. To be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 annual meeting, such proposals must be received by the Company not later than December 4, 1997. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996, including financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to C. Robert Quint, Senior Vice President, Chief Financial Officer, CMAC Investment Corporation, 1601 Market Street, Philadelphia, PA 19103.

                                          By Order of the Board of Directors

                                          THOMAS J. SHELLY, JR.
                                          Secretary

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
(1) Election of Directors      FOR all nominees  /X/           WITHHOLD AUTHORITY to vote      /X/     *EXCEPTIONS  /X/
                               listed below                    for all nominees listed below

  Nominees: Frank P. Filipps, James C. Miller and Anthony W. Schweiger (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).
  *Exceptions
             ------------------------------------------------------------------

(2) Ratification of the selection of Deloitte & Touche as the Company's Independent Auditors.

    FOR  /X/                AGAINST  /X/               ABSTAIN  /X/

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


                                                 Change of Address and
                                                 or Comments Mark Here  /X/

                                            Please sign exactly as name or names
                                            appear on this proxy. If stock is
                                            held jointly, each holder should
                                            sign. If signing as attorney,
                                            trustee, executor, administrator,
                                            custodian, guardian, or authorized
                                            officer, please give full title.

                                            DATED                       , 1997
                                                  ----------------------
                                            SIGNED
                                                  ----------------------------

                                            ----------------------------------

                                            VOTES MUST BE INDICATED
                                            (X) IN BLACK OR BLUE INK.   /X/

SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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
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                         CMAC INVESTMENT CORPORATION
                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD MAY 14, 1997

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby authorizes Frank P. Filipps, Thomas J. Shelly, Jr. and C. Robert Quint, and each of them, individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of the CMAC Investment Corporation, (the "Company"), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 1601 Market St., 13th Floor, Philadelphia, PA, on Wednesday, May 14, 1997 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated in each case April 7, 1997. All other proxies heretofore given by the undersigned to vote shares of the Company's Common Stock are expressly revoked.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE STOCKHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NOMINATED IN ITEM 1, FOR THE PROPOSAL REFERRED TO IN ITEM 2.


                                        CMAC INVESTMENT CORPORATION
                                        P.O. BOX 11024
                                        NEW YORK, N.Y. 10203-0024

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